EXHIBIT 99.1

Oritani Financial Corp. Announces Quarterly Results and Increased Dividend

TOWNSHIP OF WASHINGTON, N.J., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported net income of $7.2 million, or $0.14 per basic and fully diluted share, for the three months ended September 30, 2010, as compared to net income of $4.5 million, or $0.08 per basic and fully diluted share, for the corresponding 2009 period.

The Company also reported that its Board of Directors has declared a $0.10 quarterly cash dividend on the Company's common stock. The $0.10 dividend rate represents an increase of $0.025, or 33.3%, from the Company's previous dividend rate of $0.075 per share. The record date for the dividend will be November 10, 2010 and the payment date will be November 23, 2010.

 "I am extremely pleased to announce the results of a very successful quarter, as well as a 33% increase in our dividend rate, as we begin our corporate life as a fully public company," said Kevin J. Lynch, the Company's Chairman, President and CEO. "The difficult economic environment is certainly providing challenges but we have been able to deploy much of the funds raised in our recent second step stock offering and our net interest income continues to expand significantly." Mr. Lynch continued, "Problem loan resolution remains a primary focus. I was pleased that, over the quarter, we were able to dispose of the two recently acquired REO properties at a net profit, and that we were able to finally get title to two additional properties, which will facilitate their disposal. There was a slight decrease in overall delinquencies during the quarter, and there was an increase in nonaccrual loans. Our efforts have not decreased but acceptable resolution remains difficult, due in large part to the lengthening time period required to obtain title through foreclosure via the judicial process, which is inhibiting our ability to resolve these matters."

Comparison of Operating Results

Interest Income

Total interest income increased by $3.0 million, or 11.5%, to $28.8 million for the three months ended September 30, 2010, from $25.8 million for the three months ended September 30, 2009. The majority of the increase was in interest on mortgage loans. Interest on mortgage loans increased by $3.0 million, or 14.1%, to $24.3 million for the three months ended September 30, 2010, from $21.3 million for the three months ended September 30, 2009. The average balance of loans, net increased by $227.8 million for the three months ended September 30, 2010 versus the corresponding 2009 period. The average yield over that period decreased by 17 basis points. Included in total interest income for the 2009 period is $1.3 million in interest income, prepayment penalties, default interest and deferred fee earnings recovered on problem loan disposals. Excluding these non-recurring 2009 recoveries, interest income on mortgage loans increased $4.3 million and the average yield increased 22 basis points. Interest on securities available for sale ("AFS") increased by $621,000, or 38.8%, to $2.2 million for the three months ended September 30, 2010, from $1.6 million for the three months ended September 30, 2009.  The average balance of securities AFS increased $127.4 million for the three months ended September 30, 2010 versus the corresponding 2009 period. The yield on the portfolio decreased by 33 basis points primarily due to current market rates as well as the conservative structure of the new investments. A portion of our excess liquidity has been deployed in securities classified as AFS as they provide one of the better risk/reward profiles based on the projected cash needs of the Company. Such investments are typically callable notes of government sponsored agencies with limited optionality and call features that increase the likelihood that the note would be called. Interest on mortgage-backed securities ("MBS") held to maturity ("HTM") decreased by $538,000, or 52.2%, to $493,000 for the three months ended September 30, 2010, from $1.0 million for the three months ended September 30, 2009. Interest on MBS AFS decreased by $149,000 to $1.3 million for the three months ended September 30, 2010, from $1.4 million for the three months ended September 30, 2009. The combined average balances of the two MBS portfolios decreased $3.2 million over the periods. Over the quarter ended September 30, 2010, the Company deployed a portion of its excess liquidity in MBS AFS. This trend is expected to continue. Certain short structures of MBS with limited extension risk issued by government sponsored agencies also provide reasonable risk/reward profiles based on the projected cash needs and interest rate risk position of the Company. Interest on federal funds sold and short term investments increased by $102,000 for the three months ended September 30, 2010, from $62,000 for the three months ended September 30, 2009. Although interest in this caption has increased on a year to year comparison, September 30, 2010 fed funds and short term investment balances decreased significantly as compared to the balance at June 30, 2010. The balance at June 30, 2010 is primarily due to the proceeds from the second step transaction. These funds are being deployed as quickly as possible while prudently following the disciplines of the Company's investment policy.

Interest Expense

Total interest expense decreased by $2.1 million, or 18.2%, to $9.5 million for the three months ended September 30, 2010, from $11.6 million for the three months ended September 30, 2009. The decrease occurred primarily in deposits as interest expense on borrowings was relatively stable. Interest expense on deposits decreased $2.0 million, or 32.4%, to $4.3 million for the three months ended September 30, 2010, from $6.3 million for the three months ended September 30, 2009. The average balance of deposits increased by $119.4 million over the periods while the cost decreased 83 basis points. The Company was able to successfully reprice and attract deposits at lower rates, primarily due to market conditions. The Company also succeeded in growing core deposits, particularly money market accounts. The average balance of money market accounts grew $75.8 million over the periods. The average balance of borrowings decreased by $13.4 million for the three months ended September 30, 2010 versus the three months ended September 30, 2009 while the cost increased 6 basis points over the periods.

Net Interest Income

Net interest income increased by $5.1 million, or 35.8%, to $19.3 million for the three months ended September 30, 2010, from $14.2 million for the three months ended September 30, 2009. As indicated in the table below, the Company's spread and margin increased steadily over the 2010 fiscal year but decreased over the three months ended September 30, 2010 primarily due to the increased investment in fed funds and short term investment balances. The Company is emphasizing structure and safety in its new investment purchases over return. Consequently, most new investment purchases are providing a yield between 1.00% and 2.00%.

	Normalized
Quarter Ended	Spread	Margin

September 30, 2010	2.72%	3.25%
June 30, 2010	3.17%	3.41%
March 31, 2010	3.05%	3.29%
December 31, 2009	2.75%	3.02%
September 30, 2009	2.47%	2.76%

These increases during fiscal 2010 were primarily due to the low interest rate environment and steep yield curve, which allowed the Company to reprice deposits at lower rates with a lesser impact on loan rates. The Company believes that the majority of the deposit portfolio has been repriced at lower rates but the downward pressure on loan rates remains. The actual spread and margin for the periods ended March 31, 2010 and September 30, 2009 were higher than the amounts shown in the table above due to the exclusion of non-recurring income received in conjunction with problem loan disposals.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $765,000 and $1.3 million for the three months ended September 30, 2010 and 2009, respectively.

Provision for Loan Losses

The Company recorded provisions for loan losses of $2.0 million for the three months ended September 30, 2010 as compared to $2.6 million for the three months ended September 30, 2009. The Company charged off a total of $895,000 in loans during the quarter ended September 30, 2010 compared to $2.1 million for the quarter ended September 30, 2009. A rollforward of the allowance for loan losses for the three months ended September 30, 2010 and 2009 is presented below:

	Three months ended September 30,
	2010	2009
	(In thousands)
Balance at beginning of period	$25,902	$20,680
Provisions charged to operations	2,000	2,550
Recoveries of loans previously charged off	--	--
Loans charged off	895	2,065
Balance at end of period	$27,007	$21,165

Allowance for loan losses to total loans	1.76%	1.55%
Net charge-offs to average loans outstanding	0.06%	0.23%

The delinquency and nonaccrual totals, along with charge-offs and macro economic factors, remain the primary contributors to the current level of provision for loan losses. Loan growth was also a component of the provision for loan losses.

Delinquency information is provided below:

Delinquency Totals
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
	(in thousands)
30 - 59 days past due	$ 9,306	$ 12,330	$ 6,670	$ 9,613	$ 14,318
60 - 89 days past due	3,278	4,629	4,293	1,974	1,049
nonaccrual	41,720	38,125	41,170	51,907	52,557
Total	$ 54,304	$ 55,084	$ 52,133	$ 63,494	$ 67,924

Total delinquent loans decreased by $13.6 million to $54.3 million at September 30, 2010 compared to $67.9 million at September 30, 2009. While significant progress was made in the reduction of nonaccrual and total delinquent loans since September 30, 2009, such loans continue to be at an elevated level. One of management's primary objectives remains a reduction in the level of problem assets.

A discussion of the significant components of the nonaccrual loan total at September 30, 2010 follows. Three of these loans have been discussed in prior public releases.

  A $14.4 million loan secured by a condominium construction project in Northern New Jersey. The borrower declared bankruptcy and Oritani provided debtor in possession financing for the completion of the condominium construction project. The project is complete. We have been unable to obtain the certificates of occupancy ("CO") necessary to sell the residential units as the town contends the completed project does not fully conform to approvals. We are attempting to resolve the matter without resorting to legal remedies. Cumulative charge-offs on this loan total $4.8 million. In addition, there is a $2.0 million specific reserve on this loan, which includes an increase of $641,000 recognized during the September 30, 2010 quarter. The loan is classified as impaired as of September 30, 2010. Prior public releases also described an associated land loan made to this borrower. The collateral supporting the land loan has been obtained from the bankruptcy court and is classified as REO, with a balance of $1.8 million, at September 30, 2010.
  A $14.1 million loan secured by a multi-tenant commercial property in Hudson County, New Jersey. The borrower has experienced cash flow difficulties. Oritani has been in litigation with this borrower and foreclosure proceedings are continuing to progress. Summary judgment against the borrower has been obtained and all tenant rent payments are being made directly to Oritani. The rents received were sufficient to make each of the monthly payments during the quarter. While various proposals to pay delinquent amounts and resolve this matter have been discussed, nothing satisfactory to Oritani has been proposed.
  A $3.7 million warehouse participation loan in Middlesex County, New Jersey. The total loan was $6.5 million of which Oritani owned $4.6 million. The property is under contract for sale and expected to close during the quarter ended December 31, 2010. Oritani charged off $850,000 of the loan to reflect the estimated net proceeds from the sale. Specific reserves totaling $21,000 have been recorded against this loan. The loan is classified as impaired as of September 30, 2010.
  A $2.7 million construction loan for a luxury home in Morris County, New Jersey. The loan had been current but the principal matured and we were unable to negotiate an acceptable extension agreement with the borrower. The borrower then stopped making interest payments. The loan was 89 days delinquent as of September 30, 2010 but classified as nonaccrual as it appears that future payments will not be forthcoming and legal remedies will be necessary. The loan is classified as impaired as of September 30, 2010. In accordance with the results of the impairment analysis for this loan, based primarily on a recent appraisal, specific reserves totaling $93,000 have been recorded against this loan.
  A $2.4 million residential construction loan for two luxury homes and an improved lot located in Essex County, New Jersey. Oritani is in litigation with this borrower, summary judgment has been obtained. There is a contract for the sale of one of the homes that is expected to close during the quarter ended December 31, 2010. In addition, there are preliminary discussions to obtain the other house and the lot through deed in lieu of foreclosure. The loan is classified as impaired as of September 30, 2010. In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.
  There are ten other smaller loans classified as nonaccrual at September 30, 2010.

As discussed in prior releases, the Company has continued its aggressive posture toward delinquent borrowers. The Company realizes that this posture contributes to the high level of delinquencies but believes this is the most prudent path to addressing problem loans.

Other Income

Other income decreased by $816,000 to $1.7 million for the three months ended September 30, 2010, from $2.5 million for the three months ended September 30, 2009.  The decrease was due to several components. Service charges decreased by $141,000 to $287,000 for the three months ended September 30, 2010, from $428,000 for the three months ended September 30, 2009, primarily due to payment of late charges during the 2009 period on problem loan disposals. Net income from investments in real estate joint ventures decreased by $318,000 to $34,000 for the three months ended September 30, 2010, from net income of $352,000 for the three months ended September 30, 2009. The change is due to significantly reduced income at one commercial property due to a flood. Repairs and improvements have been made at this property. While the return to normal operations and cash flows at this property is proceeding slower than originally expected, resumption of these items is anticipated during the December 2010 quarter. The remaining decrease is due to a $1.0 million gain on the sale of a commercial office property, during the three months ended September 30, 2009, that had been held and operated as a real estate investment. The 2009 gain is partially offset by a $718,000 net gain realized on the sale of real estate owned during the three months ended September 30, 2010. The vast majority of these items are considered non-recurring.

Operating Expenses

Operating expenses increased by $900,000 to $7.7 million for the three months ended September 30, 2010, from $6.8 million for the three months ended September 30, 2009. The increase was primarily in other expenses which increased by $819,000 to $1.4 million for the three months ended September 30, 2010, from $540,000 for the three months ended September 30, 2009. The increase was primarily due to increases in problem loan expenses and REO operations of $540,000 and $221,000, respectively. Compensation, payroll taxes and fringe benefits increased $199,000 primarily due to a direct increase in payroll expense of $259,000 and increased expenses and accruals associated with the Company's qualified and nonqualified benefit plans of $302,000. These increases were partially offset by a $376,000 decrease in the cost associated with the Company's stock benefit plan. A significant portion of awards and options granted under this plan fully vested in June 2010 and the expenses associated with the vested shares were recorded at that time. Federal deposit insurance premiums decreased $236,000 over the periods primarily due to decreased FDIC insurance rates based on our increased capital levels.

Income Tax Benefit/Expense

Income tax expense for the three months ended September 30, 2010 was $4.2 million on pre-tax income of $11.3 million, resulting in an effective tax rate of 36.8%.   Income tax expense for the three months ended September 30, 2009 was $2.9 million on pre-tax income of $7.4 million, resulting in an effective tax rate of 39.3%.  The Company has implemented various strategic objectives and one of their consequences of their implementation is an anticipated reduction in the Company's effective tax rate.

Comparison of Financial Condition at September 30, 2010 and June 30, 2010

Total Assets.  Total assets decreased $11.4 million, or 0.5%, to $2.47 billion at September 30, 2010, from $2.48 billion at June 30, 2010. The decrease was primarily in cash and cash equivalents, partially offset by increases in loans and mortgage-backed securities available for sale.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $226.6 million, or 65.4%, to $119.8 million at September 30, 2010, from $346.3 million at June 30, 2010. The balance at June 30, 2010 was primarily due to the proceeds from the second step transaction. These funds were deployed as quickly as possible while prudently following the disciplines of the Company's investment policy. Significant deployment occurred over the quarter and is continuing. Management is striving to ultimately deploy the proceeds in loans. Until that is practical, excess funds are being deployed in securities available for sale and MBS available for sale. The MBS that are currently being purchased are securities of government sponsored agencies with a relatively short repayment windows and limited extension risk. While the yield on such securities is low, management is prioritizing structure over yield.

Net Loans. Loans, net increased $56.8 million to $1.56 billion at September 30, 2010, from $1.51 billion at June 30, 2010. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $101.0 million and purchases totaled $9.8 million for the three months ended September 30, 2010.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS increased $189.8 million to $268.3 million at September 30, 2010, from $78.5 million at June 30, 2010. See "Interest Income" and "Cash and Cash Equivalents" for the Company's rationale for investing in this investment option.

Real Estate Owned. Real estate owned ("REO") increased $2.0 million to $5.1 million at September 30, 2010, from $3.0 million at June 30, 2010. The increase is due to the Bank acquiring title to two properties during the quarter with book values of $5.3 million less write-downs of $214,000.  The increase from acquisitions was offset by the sale of two REO properties with net book values of $3.0 million. Proceeds from the sale of REO were $3.7 million and a net gain of $718,000 was recognized.

Deposits. Deposits decreased $15.1 million, or 1.2%, to $1.27 billion at September 30, 2010, from $1.29 billion at June 30, 2010. Primarily due to the Company's high liquidity position, many deposit products were repriced lower. This action helped reduce interest expense but also negatively impacted deposit balances. Strong deposit growth remains a strategic objective of the Company and is expected to return as excess liquidity is fully deployed. A new branch location is expected to open in early 2011.

Stockholders' Equity. Stockholders' equity increased $3.9 million to $647.3 million at September 30, 2010, from $643.4 million at June 30, 2010.  The increase was primarily due to net income for the three month period partially offset by dividends paid. At September 30, 2010, there were 56,202,485 shares outstanding. Our book value per share was $11.52. Based on our September 30, 2010 closing price of $9.98 per share, the Company stock was trading at 86.7% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 21 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
September 30, 2010 and June 30, 2010
(in thousands, except share data)

Assets	September 30, 2010	June 30, 2010
	(unaudited)
Cash on hand and in banks	$ 9,281	$ 6,511
Federal funds sold and short term investments	110,490	339,828
Cash and cash equivalents	119,771	346,339

Loans, net	1,562,706	1,505,880
Securities available for sale, at fair value	333,483	358,723
Mortgage-backed securities held to maturity, fair value of $58,051 and $68,622 at September 30, 2010 and June 30, 2010, respectively	56,194	66,468
Mortgage-backed securities available for sale, at fair value	268,271	78,477
Bank Owned Life Insurance (at cash surrender value)	30,810	30,529
Federal Home Loan Bank of New York stock ("FHLB"), at cost	25,045	25,081
Accrued interest receivable	10,050	9,425
Investments in real estate joint ventures, net	5,558	5,562
Real estate held for investment	1,220	1,221
Real estate owned	5,074	3,031
Office properties and equipment, net	14,712	14,832
Other assets	33,114	31,852
Total Assets	$ 2,466,008	$ 2,477,420

Liabilities
Deposits	$ 1,274,634	$ 1,289,746
Borrowings	494,769	495,552
Advance payments by borrowers for taxes and insurance	10,364	11,060
Accrued taxes payable	2,779	—
Official checks outstanding	4,450	4,742
Stock subscription proceeds	—	—
Other liabilities	31,705	32,927
Total liabilities	1,818,701	1,834,027

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,202,485 shares issued and outstanding at September 30, 2010 and June 30, 2010.	562	562
Additional paid-in capital	488,743	488,684
Unallocated common stock held by the employee stock ownership plan	(29,727)	(30,033)
Retained income	185,383	182,172
Accumulated other comprehensive income, net of tax	2,346	2,008
Total stockholders' equity	647,307	643,393

Total Liabilities and Stockholders' Equity	$ 2,466,008	$ 2,477,420
Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three Months Ended September 30, 2010 and 2009
.

	Three months ended September 30,
	2010	2009
	unaudited
Interest income:	(in thousands, except per share data)
Interest on mortgage loans	$ 24,296	$ 21,290
Interest on securities held to maturity and dividends on FHLB stock	292	357
Interest on securities available for sale	2,223	1,602
Interest on mortgage-backed securities held to maturity	493	1,031
Interest on mortgage-backed securities available for sale	1,288	1,437
Interest on federal funds sold and short term investments	164	62
Total interest income	28,756	25,779

Interest expense:
Deposits	4,268	6,313
Borrowings	5,185	5,247
Total interest expense	9,453	11,560

Net interest income before provision for loan losses	19,303	14,219

Provision for loan losses	2,000	2,550
Net interest income	17,303	11,669

Other income:
Service charges	287	428
Real estate operations, net	348	389
Net income from investments in real estate joint ventures	34	352
Bank-owned life insurance	281	294
Net gain on sale of assets	718	1,043
Net gain on sale of and write down of securities	13	1
Other income	49	39
Total other income	1,730	2,546

Other expenses:
Compensation, payroll taxes and fringe benefits	4,957	4,758
Advertising	177	160
Office occupancy and equipment expense	594	529
Data processing service fees	303	267
Federal insurance premiums	338	574
Contribution to charitable foundation	—	—
Other expenses	1,359	540
Total other expenses	7,728	6,828

Income before income tax expense	11,305	7,387
Income tax expense	4,155	2,904
Net income	$ 7,150	$ 4,483
Net income available to common stockholders	$ 7,150	$ 4,382
Basic and fully diluted income per common share	$ 0.14	$ 0.08
	Average Balance Sheet and Yield/Rate Information For the Three Months Ended (unaudited)
	September 30, 2010			September 30, 2009
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,550,100	$ 24,296	6.27%	$ 1,322,362	$ 21,290	6.44%
Securities held to maturity (2)	25,057	292	4.66%	25,527	357	5.59%
Securities available for sale	351,807	2,223	2.53%	224,416	1,602	2.86%
Mortgage backed securities held to maturity	59,719	493	3.30%	110,157	1,031	3.74%
Mortgage backed securities available for sale	170,715	1,288	3.02%	123,498	1,437	4.65%
Federal funds sold and short term investments	220,859	164	0.30%	69,273	62	0.36%
Total interest-earning assets	2,378,257	28,756	4.84%	1,875,233	25,779	5.50%
Non-interest-earning assets	99,291			84,042
Total assets	$ 2,477,548			$ 1,959,275

Interest-bearing liabilities:
Savings deposits	147,839	258	0.70%	146,718	350	0.95%
Money market	297,134	751	1.01%	221,345	1,014	1.83%
Checking accounts	139,602	238	0.68%	98,464	197	0.80%
Time deposits	708,085	3,021	1.71%	706,731	4,752	2.69%
Total deposits	1,292,660	4,268	1.32%	1,173,258	6,313	2.15%
Borrowings	495,033	5,185	4.19%	508,472	5,247	4.13%
Total interest-bearing liabilities	1,787,693	9,453	2.12%	1,681,730	11,560	2.75%
Non-interest-bearing liabilities	45,724			36,818
Total liabilities	1,833,417			1,718,548
Stockholders' equity	644,131			240,727
Total liabilities and stockholders' equity	$ 2,477,548			$ 1,959,275

Net interest income		$ 19,303			$ 14,219
Net interest rate spread (3)			2.72%			2.75%
Net interest-earning assets (4)	$ 590,564			$ 193,503
Net interest margin (5)			3.25%			3.03%
Average of interest-earning assets to interest-bearing liabilities			133.03%			111.51%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, Chairman, President
           and Chief Executive Officer
          (201) 664-5400